BRAZE, INC.

SENIOR LEADERSHIP PERFORMANCE-BASED COMPENSATION PLAN

Adopted by the Compensation Committee on March 27, 2023

1. Purposes of the Plan. The Plan is intended to secure and retain the services of Participants, to provide incentives for Participants to exert maximum efforts for the success of the Company and its Affiliate and to provide a means by which Participants may earn cash payments upon the achievement of performance goals.

2. Definitions.

(a) “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

(b) “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period, subject to the Committee’s authority under Section 3(c) to modify the award.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended including any applicable regulations and guidance thereunder.

(e) “Committee” means the committee appointed by the Board pursuant to Section 5 to administer the Plan. Unless and until the Board otherwise determines, the Board’s Compensation Committee will administer the Plan and be considered the Committee for purposes of the Plan.

(f) “Company” means Braze, Inc., a Delaware corporation, or any successor thereto.

(g) “Employee” means any Covered Employee (as such term is defined in the Company’s Executive Severance Plan, as the same may be amended or restated from time to time) or any other Committee designated executive, officer, key employee or other employee of the Company or of an Affiliate, whether such individual is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

(h) “Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

(i) “Performance Period” means the period of time for the measurement of the performance criteria that must be met to receive an Actual Award, as determined by the Committee in its sole discretion. A Performance Period may be divided into one or more shorter periods.

(j) “Plan” means this Braze, Inc. Senior Leadership Performance-Based Compensation Plan (including any appendix attached hereto) and as hereafter amended from time to time.

(k) “Target Award” means the target award, at 100% target level of achievement, payable under the Plan to a Participant for the Performance Period, as determined by the Committee in accordance with Section 3(b).

3. Selection of Participants and Determination of Awards.

(a) Selection of Participants. The Committee, in its sole discretion, will select the Employees who will be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Periods. Employees chosen as Participants in any Performance Period will continue to be

Participants in all further Performance Periods until such time as the Committee determines that they will no longer participate in any additional Performance Periods or until such time that such Employee no longer qualifies as an Employee under the Plan; provided that nothing in this Section 3(a) shall entitle any such Employee to a Target Award or an Actual Award unless such Target Award or Actual Award is approved by the Committee or any delegate thereof in accordance with the terms of this Plan.

(b) Determination of Target Awards. The Committee, in its sole discretion, will establish a Target Award for each Participant, which may be a percentage of a Participant’s annual base salary as of the beginning or end of the Performance Period or a fixed dollar amount or any other metric deemed reasonable by the Committee.

(c) Discretion to Modify Awards. Notwithstanding any contrary provision of the Plan, the Committee may, in its sole discretion and at any time, increase, reduce or eliminate a Participant’s Actual Award. The Actual Award may be below, at or above the Target Award, in the Committee’s sole discretion. The Committee may determine the amount of any modification on the basis of such factors as it deems relevant, and will not be required to establish any allocation or weighting with respect to the factors it considers.

(d) Discretion to Determine Criteria. Notwithstanding any contrary provision of the Plan, the Committee will, in its sole discretion, determine the performance goals applicable to any Target Award which may include, without limitation, earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partner programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions; establishing relationships with respect to the marketing, distribution and sale of the Company’s products; achievement of budget targets, achievement of ACV targets, NPS scores, renewal metrics or other similar metrics, supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Committee. As determined by the Committee, the performance goals may be based on GAAP or Non-GAAP results and any actual results may be adjusted by the Committee for one-time items, unbudgeted or unexpected items and/or payments of Actual Awards under the Plan when determining whether the performance goals have been met. The goals may be on the basis of any factors the Committee determines relevant, and may be on an individual, departmental, divisional, business unit or Company-wide basis. The performance goals may differ from Participant to Participant and from award to award. Failure to meet the goals set by the Committee for such Participant may result in a failure to earn, or a reduction in, the Actual Award, except as provided in Section 3(c).

4. Payment of Awards.

(a) Right to Receive Payment. Each Actual Award will be paid solely from the general assets of the Company. Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

(b) Timing of Payment. The payment timing of an Actual Award under the Plan will be as set forth in the program documentation with respect to each specific program adopted under the Plan, or in the absence of such documentation, will be paid within the short-term deferral period under Code Section 409A, as determined by the Committee. It is the intent that this Plan be exempt from, or, if not so exempt, compliant with, the requirements of Code Section 409A so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to so comply. Each payment under this Plan is intended to constitute a separate payment for purposes of Code Section 409A.

(c) Form of Payment. Each Actual Award will be paid in cash in a single lump sum, unless otherwise determined by the Committee or otherwise required by law, including without limitation Code Section 409A.

5. Plan Administration.

(a) Committee is the Administrator. The Plan will be administered by the Committee. The Committee will consist of not less than two (2) members of the Board who shall each be an Independent Director (as such term is defined under Rule 5605(a)(2) of the Nasdaq Listing Rules, or any successor provision thereto). The members of the Committee will be appointed from time to time by, and serve at the pleasure of, the Board.

(b) Committee Authority. It will be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee will have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine which Employees will be granted awards, (ii) prescribe the terms and conditions of awards, (iii) interpret the Plan and the awards, (iv) adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (v) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (vi) interpret, amend or revoke any such rules.

(c) Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by law.

(d) Delegation by Committee. The Committee, unless otherwise prohibited by applicable laws, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided that, notwithstanding the foregoing no director or officer may be delegated the authority to approve his or her own Target Award or Actual Award hereunder.

6. General Provisions.

(a) Tax Withholding. The Company will withhold all applicable taxes from any Actual Award.

(b) No Effect on Employment or Service. Nothing in the Plan will interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.

(c) Participation. No Employee will have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

(d) Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

(e) Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6(d). All rights with respect to an award granted to a Participant will be available during his or her lifetime only to the Participant.

(f) Clawback. All awards pursuant to this Plan will be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with any clawback, forfeiture or other similar policy adopted by the Board or Committee, as in effect from time to time, whether to comply with the listing standards of any national securities exchange on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, other applicable law or otherwise (each of the foregoing, a “Clawback Policy”). By accepting payment in respect of an award pursuant to the Plan, the Participant shall be deemed to have accepted that any Clawback Policy is binding upon and enforceable against the Participant and his or her beneficiaries, heirs, executors, administrators, or other legal representatives in respect of any award pursuant to this Plan and any other compensation or benefits paid or provided to the Participant by the Company or any of its Affiliates, in each case, to the extent set forth in such Clawback Policy. Furthermore, to the extent set forth in the applicable Clawback Policy, the amount subject to recovery shall be calculated on a pre-tax basis.

7. Amendment, Termination, and Duration.

(a) Amendment, Suspension or Termination. The Committee, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan will not, without the consent of the Participant, alter or impair any rights or obligations under any Actual Award theretofore earned by such Participant. No award may be granted during any period of suspension or after termination of the Plan.

(b) Duration of Plan. The Plan will commence on the date specified herein, and, subject to Section 7(a), will remain in effect until terminated.

8. Legal Construction.

(a) Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also will include the feminine; the plural will include the singular and the singular will include the plural.

(b) Severability. In the event any provision of the Plan will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

(c) Requirements of Law. The granting of awards under the Plan will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d) Governing Law. The Plan will be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.

(e) Bonus Plan. The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and will be construed and administered in accordance with such intention.

(f) Captions. Captions are provided herein for convenience only, and will not serve as a basis for interpretation or construction of the Plan, and in the event of any conflict, the text of the Plan, rather than such captions will control.